Nuveen Asset Management, LLC

Teachers Advisors, LLC

TIAA-CREF Investment Management, LLC

NWQ Investment Management Company, LLC

Santa Barbara Asset Management, LLC

(“Advisers”)

Personal Trading Supplemental Policy

This supplemental policy to the Nuveen Code of Ethics (the “Code”) applies to all Access Persons1, as defined by the Code, who are also portfolio managers, research analysts and associate analysts of the Advisers, including multi hatted personnel (together “Covered Personnel”) and their respective Household Members, and establishes additional personal trading requirements supplemental to the Code.2 As used herein, the terms “Household Member,” “Reportable Account” and “Managed Account” shall have the meanings given to such terms in the Code. “Municipal securities” includes, but in not limited to, any bond, note, warrant, certificate of participation or other obligation issued by any state or local government or their agencies or authorities (such as cities, towns, villages, counties or special districts or authorities), or derivatives creating exposure to such securities.3

New Covered Personnel – Special Disclosure of Personal Holdings within InvestmentPurview

In addition to personal securities holdings disclosure rules as required in the Code, all new Covered Personnel are additionally required to identify which of their current holdings in Reportable Accounts are securities in which they may also invest, or make investment recommendations, on behalf of client accounts, based on their sector or industry focus. New Covered Personnel must disclose ownership of these securities using the Sector/Industry Holdings Form in the Protegent PTA (PTA) System.

When: Within 10 business days of joining the firm.

To avoid future conflicts, all new Covered Personnel may, upon joining the firm, elect to sell personal holdings in which they will also invest, or make investment recommendations on behalf of client accounts.

When: Contact the Ethics Office for more information about the timing of such sales.

Existing Covered Personnel – Special Approval to Trade Securities within Investment Purview

Prior to requesting normal trading pre-clearance in PTA, all Covered Personnel wishing to execute personal transactions in securities in which they also invest, or make investment recommendations, on behalf of client accounts, must first obtain special approval from the Ethics Office using the Sector/Industry Trade Approval Form in the PTA System.

When: Before executing a personal trade and prior to requesting normal trading pre-clearance in PTA.

[1]	This including consultant or temporary workers whose contract length is 90 day or more (unless the Nuveen Ethics Office determines otherwise).
[2]	See the Nuveen Code of Ethics for a detailed description of the personal trading restrictions applicable to personnel of the Advisers, including pre-clearance requirements and reporting obligations.
[3]	“Municipal securities” has the meaning set forth in Section 3(a)(29) of the Securities Exchange Act of 1934.

Note: Covered Personnel who do not cover a specific industry (generalists) also must obtain special approval from the Ethics Office using the Sector/Industry Trade Approval Form in the PTA System before placing personal trades in securities that are also held in client accounts on whose behalf they make investments or investment recommendations.

Disclosure of Family Ownership in Companies Conducting IPOs

Covered Personnel and their Household Members are required to disclose to a Chief Compliance Officer of the Advisers any ownership or other significant interest in private companies making initial public offerings through which the Covered Person wishes to purchase shares on behalf of client accounts or that the Covered Person wishes to recommend for purchase by client accounts.

Personal Transactions in Municipal Securities

All Access Persons, including Covered Personnel, and their Household Members are prohibited from effecting transactions in Municipal Securities in any Reportable Account, other than a Managed Account4. Holdings of Municipal Securities acquired prior to August 1, 2018 will be grandfathered and do not require divestment. Nonetheless, all sales of grandfathered of Municipal Securities will require normal pre-trade approval.

Policy amended effective January 25, 2021

Effective Date	August 1, 2018 (Policy Adoption)
Approval Date
Last Review Date	January 8, 2021
Review Cycle	Annual
Approver(s)
Policy Owner	Nuveen Compliance

[4]	The prohibition from affecting transactions in municipal securities in any reportable account, other than Managed Accounts, applies to all Access Persons of the Advisers.